                                                                   EXHIBIT 10.42





                                DATED MAY 3, 1999






                          ROSLIN INSTITUTE (EDINBURGH)

                                GERON CORPORATION



                                     - AND -



                             ROSLIN BIO-MED LIMITED



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                         RESEARCH AND LICENCE AGREEMENT

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                                 Dundas & Wilson
                             191 West George Street
                                 GLASGOW G2 2LB

RESEARCH AND LICENCE AGREEMENT made the 3rd day of May, 1999

BETWEEN

GERON CORPORATION, a Delaware corporation having a principal place of business at 230 Constitution Drive, Menlo Park, California 94025 ("Geron");

ROSLIN INSTITUTE (EDINBURGH), a company incorporated in Scotland under the Companies Acts with registered number 157100 and having its registered office at Roslin Biotechnology Centre, Roslin, Edinburgh, Midlothian, EH25 9PS ("the Institute"); and

ROSLIN BIO-MED LIMITED, a company incorporated in Scotland under the Companies Acts with registered number 179263 and having its registered office at Roslin Biotechnology Centre, Roslin, Midlothian EH25 9PS ("RBM").


WHEREAS:

(A) The Institute, the Minister of Agriculture, Fisheries and Food acting through the Ministry of Agriculture, Fisheries and Food ("MAFF") and the Biotechnology and Biological Sciences Research Council ("BBSRC") are joint owners of patent applications and the Institute and BBSRC are the joint-owners of certain valuable know-how relating to both nuclear transfer technology and the cloning and genetic modification of animals and human cells;

(B) By an agreement dated 26th March and 7th April 1998 MAFF and BBSRC have irrevocably consented for all purposes (except in relation to the Cloning of Humans (as defined in Clause 1.1)) to the Institute negotiating and granting licences under the said patent applications on such terms and conditions as the Institute shall, in its entire discretion, decide in respect of all applications of the inventions which fall within the claims of the said patent applications relating to end products for human health care, and by a letter dated 3 April 1998, BBSRC consented to the Institute granting rights in the said know-how to RBM ;

(C) The Institute and RBM entered into a Research Agreement on 7th April 1998 ("Existing Research Agreement") in order to fund development of technology relating to the said patent applications and know-how

(D) On or prior to the execution of this Agreement Geron has acquired the whole of the issued share capital of RBM;

(E) The Institute, Geron and RBM have entered into an agreement of even date herewith ("the Licence Agreement") whereby a Licence dated 7th April 1998 between the Institute and RBM was terminated and the Institute granted to Geron a licence of the said patent applications, know-how and certain other intellectual property rights in respect of the fields of use defined in the Licence Agreement;

(F) Geron wishes to fund further development of the technology relating to the said patent applications, know-how and other intellectual property rights for bio-medical purposes as otherwise specified in this Agreement and the Institute and to further the objectives of the Institute in a manner consistent with its status as a research and educational institute and its recognition as a Scottish Charity (number SC023592), has agreed to carry out such research;

(G) It is also envisaged that Geron may actively participate and engage in the research and to that end will make available to the Institute Geron's existing know-how and other intellectual property to assist the Institute in carrying out the research; and

(H) It has therefore been agreed that, as from the Commencement Date, the Existing Research Agreement will be terminated and a research agreement shall be entered into on the terms and conditions set out herein.


NOW IT IS HEREBY AGREED as follows:

1.      DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions shall have the respective meanings set out opposite them:

        "Associate"                         shall mean, in relation to any
                                            company, any subsidiary or holding
                                            company of that company or any
                                            subsidiary of any such holding
                                            company and for this purpose
                                            "subsidiary" and "holding company"
                                            shall have the meanings specified in
                                            Section 736 of the Companies Act
                                            1985;

        "Background Intellectual Property"  shall mean all and any Intellectual
                                            Property belonging to or used by any
                                            party other than Foreground
                                            Intellectual Property;

        "Cloning of Humans"                 shall mean the uterine implantation
                                            and development of a reconstructed
                                            embryo with identical nuclear
                                            genetic information to another
                                            living or deceased human being;

        "Commencement Date"                 the last date of execution of this
                                            Agreement;

        "Directed Research"                 shall mean the programmes of
                                            scientific research funded by the
                                            Directed Research Funding and which
                                            are to be carried out by the
                                            Institute at the Premises in
                                            accordance with the Directed
                                            Research Workplan;

                                      -2-
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
*       "Directed Research Funding"         shall mean the sum of [*]

        "Directed Research Results"         shall mean the results of the
                                            Directed Research including all
                                            reports, data, formulae, processes,
                                            technical information, laboratory
                                            books and all documents, materials,
                                            drawings and models produced by the
                                            Institute in the conduct of the
                                            Directed Research in whatever form
                                            and on whatever media they are held
                                            and all Intellectual Property in
                                            those results;

        "Directed Research Workplan"        shall mean the workplan for the
                                            Directed Research to be agreed and
                                            as may be amended from time to time
                                            by the Project Board in accordance
                                            with Clause 3.2;

        "EEA"                               The European Economic Area as
                                            constituted from time to time;

        "Fields of Use"                     shall mean, subject to Clause 4 of
                                            the Licence Agreement, all
                                            applications of the Foreground
                                            Intellectual Property;

        "First Sale Date"                   shall mean the date on which Geron
                                            or any of its Associates or any sub-
                                            licensees first puts a Product on
                                            the market;

        "Foreground Intellectual Property"  shall mean all and any Intellectual
                                            Property arising from the Directed
                                            Research and/or the Undirected
                                            Research;

        "Institute Intellectual Property"   shall mean Intellectual Property
                                            owned by the Institute pursuant to
                                            Clause 7.6.1;

        "Intellectual Property"             means all inventions, discoveries,
                                            know-how, processes, copyright,
                                            design right, rights to apply for
                                            Patents, Patents, applications for
                                            Patents and all other intellectual
                                            property rights of a similar nature
                                            arising anywhere in the world;

        "Jointly Owned Intellectual         shall mean the Intellectual Property
         Property"                          jointly owned by the Institute and
                                            Geron pursuant to

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* Material has been omitted pursuant to a request for confidential treatment.
  Such material has been filed separately with the Securities and Exchange Commission.

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
        Clause 7.3;

        "Net Sales Price"                   shall mean, in relation to Sales:

                                            (a) where the Products are Sold or
                                                supplied on arms length terms,
                                                the price charged in the
                                                relevant invoice less any value
                                                added tax or other sales taxes
                                                and other government imposed
                                                duties, trade or cash discounts,
                                                insurance and packing and
                                                freight costs (to the extent
                                                identified in the relevant
                                                invoice), rebates and allowances
                                                for promotions and returns; and

                                            (b) where the Products are Sold or
                                                supplied otherwise than on arm's
                                                length terms but are
                                                subsequently sold or supplied on
                                                arm's length terms, the price
                                                charged under the first such
                                                arm's length sale calculated in
                                                accordance with paragraph (a)
                                                above less any value added tax
                                                or other sales taxes,  trade or
                                                cash discounts, insurance and
                                                packing and freight costs (if
                                                separately charged) and
                                                allowances for returns;

        "Option"                           shall mean the option referred to in
                                           Clause 9.1;

        "Patent"                           shall mean any and all patent rights
                                           throughout the world including any
                                           re-issues, extensions, substitutions,
                                           continuation in part applications and
                                           supplementary protection certificates
                                           and all other rights of a like
                                           nature;

        "Patent Methods"                   means any process or method the use
                                           or practice of which would constitute
                                           an infringement of a Valid Claim in a
                                           particular territory but for any
                                           licence granted under this Agreement;

        "Premises"                         shall mean the Institute's facilities
                                           at the Roslin Biotechnology Centre or
                                           any other facilities under the
                                           Institute's control and such other
                                           premises as Geron and the Institute
                                           may from time to time agree;

        "Products"                         shall mean any product, process, kit,
                                           composition of matter, material, or
                                           service to be used in a manner
                                           requiring the performance of or


                                           production by the Patent Methods to
                                           the extent that the manufacture, use,
                                           sale, offer for sale, or importation
                                           of any such product, process, kit,
                                           composition of matter, material, or
                                           service would constitute an
                                           infringement of a Valid Claim in a
                                           particular territory but for the
                                           licence of the Jointly Owned
                                           Intellectual Property granted by the
                                           Institute to Geron under Clause 8.1
                                           or any licence of Institute
                                           Intellectual Property which may be
                                           granted by the Institute to Geron
                                           under Clause 9;

        "Project Board"                    shall mean the board appointed
                                           pursuant to Clause 3.7;

        "Quarter"                          shall mean the period from the
                                           Commencement Date until 30 June 1999
                                           (inclusive), the period of three (3)
                                           months beginning on 1 July 1999 and
                                           each successive period of three (3)
                                           months during the continuation of
                                           this Agreement, and "Quarterly"
                                           shall be construed accordingly;

*       "Relevant Royalty Rate"            shall mean the rate of [*] per cent
                                           for Products intended for [*] and the
                                           rate of [*] per cent for Products
                                           intended for any other use including
                                           although not limited to [*]

        "Research"                         shall mean collectively the Directed
                                           Research and the Undirected Research;

        "Research Period"                  shall mean the period from the
                                           Commencement Date until 30 June 2005
                                           as that period may be extended
                                           pursuant to Clause 3.6.7 or such
                                           further period or periods as the
                                           Institute and Geron shall agree;

        "Research Teams"                   shall mean the teams of people
                                           defined in the Directed Research
                                           Workplan engaged in carrying out the
                                           Directed Research on behalf of the
                                           Institute from time to time under
                                           this Agreement and any other persons
                                           engaged in carrying out the Directed
                                           Research on behalf of the Institute
                                           as may be agreed between the
                                           Institute and Geron;

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* Material has been omitted pursuant to a request for confidential treatment.
  Such material has been filed separately with the Securities and Exchange Commission.

        "Sale"                              shall mean any sale, hire, lease or
                                            other disposal on a commercial basis
                                            of any Product by Geron any of its
                                            Associates or any sub-licensees and
                                            "Sold" shall be construed
                                            accordingly;

        "Schedule"                          shall mean the schedule (in two
                                            parts) annexed to and which shall be
                                            deemed to form part of this
                                            Agreement;

        "Supervisors"                       shall mean Professor Anthony John
                                            Clark and Professor Ian Wilmut or
                                            any other persons appointed pursuant
                                            to Clause 3.6.2;

        "Undirected Research"               shall mean a programme of research
*                                           in the field of [*] to be carried
                                            out by the Institute and which is
                                            funded in whole or in part by the
                                            Undirected Research Funding;

*       "Undirected Research Funding"       shall mean the sum of [*]

        "Undirected Research Results"       shall mean the results of the
                                            Undirected Research including all
                                            reports, data, formulae, processes,
                                            technical information, laboratory
                                            books and all documents, materials,
                                            drawings and models produced by the
                                            Institute in the conduct of the
                                            Undirected Research in whatever form
                                            and on whatever media they are held
                                            and all Intellectual Property in
                                            those results;

        "Undirected Research Workplan"      shall mean the workplan for the
                                            Undirected Research to be prepared
                                            by the Institute pursuant to Clause
                                            4.2;

        "Valid Claim"                       shall mean

                                            (a) any claim of any issued and
                                                unexpired Patent comprised in
                                                any Intellectual Property; and

                                            (b) any claim made in any
                                                application for a Patent which,
                                                if granted, would constitute a
                                                Valid Claim;

----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                                            and which claim has not been finally
                                            rejected or declared invalid by a
                                            patent office or by a court of
                                            competent jurisdiction;

        "Xeno Pigs Project"                 shall mean the continuing Xeno Pigs
                                            Project which will comprise part of
                                            the Directed Research Workplan; and

        "Year"                              shall mean the period from the
                                            Commencement Date until 30 June 1999
                                            (inclusive) and each period of
                                            twelve (12) months commencing on 1
                                            July 1999 and on each anniversary of
                                            1 July 1999.

1.2     In this Agreement unless the context otherwise requires: -

        1.2.1   reference to a Clause is to a clause of this Agreement;

        1.2.2 words importing the singular shall include the plural and vice versa;

        1.2.3 headings to Clauses are inserted for convenience only and shall not affect the construction or interpretation of this Agreement; and

        1.2.4 references to any statute or statutory provision include a reference to that statute or statutory provision as amended, extended or re-enacted from time to time.


2.      DURATION

2.1 This Agreement shall commence on the Commencement Date and shall, subject to Clauses 17 (Force Majeure) and 18 (Termination), continue in force during the Research Period and thereafter, on a country by country or territory by territory basis, as appropriate, until the later of:

*       2.1.1  [*]; or

*       2.1.2  in relation to countries or territories within the EEA, [*] from the First Sale Date in any part of the EEA and in relation to countries or territories outside the EEA, [*] from the First Sale Date in that country or territory.

----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

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3.      DIRECTED RESEARCH

3.1     Payment for Directed Research

        3.1.1 To enable the Institute to undertake the Directed Research and to provide the necessary facilities in connection therewith, Geron shall pay to the Institute or shall procure the payment to the Institute of the Directed Research Funding in the manner set out in Clause 5.

        3.1.2 The Institute shall use the payments received from Geron pursuant to Clause 3.1.1 to meet the costs of the Directed Research specified in the budgets set forth in the Directed Research Workplan.

*       3.1.3  The parties hereby agree that not less than [*] of the Directed
               Research Funding will be allocated to research programmes [*]

        3.1.4 The Directed Research (including the costs of providing laboratory, animal and research facilities at the Institute) shall be charged at reasonable commercial rates as shall be agreed between the Institute and Geron in advance prior to the commencement of each Year of this Agreement in accordance with the principles set out in Part 1(a) of the Schedule. The rates agreed for each Year of this Agreement may be varied only by the prior written agreement of Geron and the Institute.

        3.1.5 It is acknowledged by Geron that payment of the Directed Research Funding is not and shall not be in any way
*               conditional upon [*]

3.2     Directed Research Workplan

        3.2.1   As soon as reasonably practicable and in any event within two
                (2) months of the Commencement Date, the Project Board shall prepare and agree the Directed Research Workplan having reasonable regard to the resources available to the Institute at that time and from time to time. The Directed Research Workplan shall identify each separately identifiable research programme and in respect of each such separately identifiable research programme:

                (i)     the objectives;

                (ii)    without prejudice to Clause 3.1.5, the milestones;

                (iii)   the resources to be allocated to it;

                (iv)    the timescale for its completion; and

                (v) any Background Intellectual Property (including that owned by third parties) necessary or desirable to carry it out.

----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

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        3.2.2   The Project Board shall throughout the Research Period keep the
                Directed Research Workplan under review. The Directed Research Workplan may be amended from time to time by the Project Board.

        3.2.3 Notwithstanding that the Institute shall use all reasonable endeavours to carry out the Directed Research in accordance with the Directed Research Workplan, if for any reason the Institute is unable to comply with the Directed Research Workplan it shall as soon as reasonably practicable notify the Project Board specifying the reasons for its inability. The Project Board shall thereafter determine whether any variation to the Directed Research Workplan is necessary in the light of the Institute's inability to comply with the Directed Research Workplan and, if it considers any variation is necessary, the nature of that variation.

        3.2.4 It is the intention of the parties that the full amount of the Directed Research Funding will be expended over the duration of the Research Period in carrying out the Directed Research. Subject to the Institute having available the necessary personnel and facilities to carry out that level of research and to clause 3.2.1, Geron and the Institute shall each procure that their representatives on the Project Board instruct Directed Research in accordance with the foregoing.

3.3     Conduct of the Directed Research

        3.3.1 Subject to clause 6 the Directed Research shall be exclusively undertaken by the Research Teams within the Premises, under the supervision of the Supervisors and in accordance with the Directed Research Workplan.

        3.3.2 If at any time the Institute wishes to collaborate with any third party in carrying out the Directed Research, it may do so (subject to Clauses 7.5 and 7.9) only after having notified Geron of the identity of the third party and having obtained Geron's prior written consent to the collaboration.

        3.3.3 The Institute shall at all times during the Research Period ensure that access to the main building of the Roslin Biotechnology Centre is controlled by means of a secure entry system;

        3.3.4 The Institute shall use its reasonable endeavours to ensure that all documents, software and other materials (including but not limited to animals and cell lines) embodying the Directed Research Results are kept in a secure environment and can only be accessed by members of the Research Teams, and that all laboratory books are locked away when not being used by members of the Research Teams.

        3.3.5 During the Research Period the Institute shall permit duly authorised employees or representatives of Geron to confer from time to time with the Supervisors and to visit the Premises at the reasonable convenience of the Institute and the Supervisors solely for the purpose of facilitating disclosure to Geron of the Directed Research Results and witnessing performance of the Directed Research, provided that Geron and their duly authorised employees or representatives shall, while on the Premises, be bound by all

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

                the Institute's regulations and requirements (so far as made known to them) which are from time to time applicable to the Premises.

        3.3.6 The Institute shall use its reasonable endeavours to ensure that all members of the Research Teams shall at all times comply with all necessary procedures as specified by the Project Board from time to time in relation to the evidencing of any inventions and protection of any associated Intellectual Property.

3.4     Reports

        3.4.1 The Institute shall procure that the Research Teams deliver to the Project Board within thirty (30) days following the end of each Quarter a written report detailing the progress of the Directed Research in that Quarter and containing information regarding the Directed Research Results. In each report the Institute will use all reasonable endeavours to identify any Intellectual Property which may have arisen or which the Institute considers is likely to arise in the course of the Directed Research.

        3.4.2 Within three (3) months of completion of each separately identifiable research programme comprised within the Directed Research, the Institute shall deliver a final report to the Project Board summarising and collating the whole history of that research programme and containing the results thereof (including but not limited to any Intellectual Property which has arisen in the course of that research programme).

        3.4.3 The Institute acknowledges that all reports relating to the Directed Research prepared pursuant to Clauses 3.4.1 and 3.4.2 shall at all times be kept confidential.

3.5     The Research Teams

        3.5.1 The Institute shall procure that each Research Team shall be composed of a sufficient number of appropriately skilled and experienced members to carry out the Directed Research in terms of this Agreement. All members of Research Teams shall be subject to the approval of the Project Board.

        3.5.2 The Institute shall use all reasonable endeavours to ensure the continuity of the members of the Research Teams, both in relation to the particular Research Team to which each member is allocated and the particular research programme allocated to each Research Team, so as to minimise any disruption or delay to the Directed Research.

        3.5.3 If for any reason a member of one of the Research Teams (but excluding the Supervisors) is unable to continue with the Directed Research, the Institute shall with the prior consent of the Project Board promptly appoint a replacement for that member. The Project Board shall not unreasonably withhold or delay its consent to any replacement suggested by the Institute.

        3.5.4 If at any time the Institute wishes to transfer a member of one of the Research Teams (but excluding the Supervisors) to another project being conducted by the Institute, the

                Institute shall first obtain the consent of the Project Board. The Project Board shall not unreasonably withhold or delay its consent to any transfer suggested by the Institute.

        3.5.5 The Institute shall ensure that each member of the Research Team enters into an undertaking in favour of Geron in the form set out in Part 2 of the Schedule.

3.6     The Supervisors

        3.6.1 The Research Teams shall be led by the Supervisors. Notwithstanding any separate arrangements between Geron and each or both of the Supervisors, the Institute shall procure that the Supervisors devote a sufficient amount of their available time to the Directed Research so as to enable the Directed Research to be progressed and carried out in accordance with the terms of this Agreement and the Directed Research Workplan.

        3.6.2 If at any time during the Research Period either or both of the Supervisors are unable or unwilling for whatever reason to continue leading the Directed Research, the Institute shall give notice of this immediately to the Project Board. The Institute shall thereafter use its reasonable endeavours to find as soon as reasonably practicable a replacement or replacements for the Supervisor(s) who is/are acceptable to Geron. Subject to Clause 3.6.3, Geron shall have sole discretion as to the acceptability of any person(s) proposed by the Institute as a replacement or replacements for the Supervisor(s) provided that in reaching its decision Geron shall take reasonable account of any comments made by the Institute in relation to the suitability of the person or persons suggested by the Institute.

        3.6.3 Geron shall give all assistance reasonably required by the Institute to find an acceptable replacement or replacements for the Supervisor(s) pursuant to Clause 3.6.2.

        3.6.4 Subject to Clause 3.6.6 if within six (6) months of the Institute giving notice to Geron in accordance with Clause 3.6.2 an acceptable replacement or replacements has or have not been found and no offer has been made to any identified replacement or replacements which Geron has reasonable grounds to believe will be accepted, Geron shall, provided that it is not in material breach of its obligations under Clause 3.6.3 be entitled to suspend further payment of the Directed Research Funding pending the finding of a suitable replacement or replacements for the Supervisor(s).

        3.6.5 If [*], Geron shall, provided that it is not in material breach of its obligations under Clause 3.6.3, be entitled to terminate
* this Agreement pursuant to Clause 18.2 and thereafter and subject to clause 18.5.1 each party's rights and obligations in relation to the Directed Research shall cease.

        3.6.6   Notwithstanding the foregoing Geron shall not be entitled to
* suspend payment of the Directed Research Funding or to terminate this Agreement under Clause 3.6.5 if [*].

----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

        3.6.7 If at any stage Geron suspends payment of the Directed Research Funding pursuant to clause 3.6.4 and/or the Project Board is required to suspend or delay the Directed Research because of a lack of facilities or resources at the Institute, there shall be added to the Research Period a period equivalent to the length of such suspension or delay.

3.7     The Project Board

        3.7.1 The Project Board shall comprise five members, two of whom shall be appointed by the Institute and the balance of whom shall be appointed by Geron. For so long as they remain employees of BBSRC working at the Institute the Supervisors shall be the Institute's appointees. If at any time during the Research Period there are not two Supervisors the Institute shall be entitled to appoint to the Project Board an alternative suitably qualified scientific representative or representatives pending a replacement or replacements for the Supervisor(s) being appointed in accordance with Clause 3.6.2. The chairperson of the Project Board shall be one of Geron's appointees.

        3.7.2 All members of the Project Board shall be given reasonable notice of meetings of the Project Board unless such requirement is unanimously waived by such members. The quorum for meetings of the Project Board shall be three members, one of which must be an appointee of the Institute provided however that if both of the Institute appointees are given proper notice of a meeting of the Project Board and neither of them attends without reasonable excuse or if, for any reason, neither of the Institute appointees attends two properly convened consecutive Project Board meetings or in the case of emergency, a meeting of the Project Board will be deemed to be quorate without the presence of either of the Institute appointees.

        3.7.3 All decisions of the Project Board regarding the Directed Research shall be by simple majority. In the case of an equality of votes the Chairman shall have a casting vote.

        3.7.4 Except as otherwise provided in this Clause 3.7, the procedures of the Project Board, the way in which it is conducted and the frequency of its meetings shall be determined by the Project Board itself. Unless otherwise determined by the Project Board, all proceedings of the Project Board shall be confidential.

        3.7.5 All formal communications between the parties relating to the conduct of the Directed Research pursuant to this Agreement shall be made through the Project Board.


4.      UNDIRECTED RESEARCH

4.1     Payment for Undirected Research

        4.1.1 To enable the Institute to undertake the Undirected Research and to provide the necessary facilities in connection therewith, Geron shall pay to the Institute or shall procure the payment to the Institute of the Undirected Research Funding in the manner set out in Clause 5.

        4.1.2 The Institute shall use the payments received from Geron pursuant to Clause 4.1.1 to meet the costs of the Undirected Research specified in any budgets set forth in the Undirected Research Workplan.

        4.1.3 The Undirected Research (including the costs of providing laboratory, animal and research facilities at the Institute) shall be charged at reasonable commercial rates as shall be agreed between the Institute and Geron in advance prior to the commencement of each Year of this Agreement in accordance with the principles set out in Part 1(a) of the Schedule. The rates agreed for each Year of this Agreement may be varied only by the prior written agreement of Geron and the Institute.


        4.1.4   It is acknowledged by Geron that payment of the Undirected
* Research Funding is not and shall not be in any way conditional upon [*]


4.2     Undirected Research Workplan

        4.2.1 Within six (6) months of the Commencement Date the Institute shall submit a written proposal to the Project Board for the Undirected Research. This proposal shall identify each separately identifiable research programme and in respect of each separately identifiable research programme:

                (i)     the objectives;

                (ii)    without prejudice to Clause 4.1.4, the milestones;

                (iii)   the resources to be allocated to it;

                (iv)    the timescale for its completion; and

                (v) any Background Intellectual Property (including that owned by third parties) necessary or desirable to carry it out.

        4.2.2 The Institute shall have sole discretion as to the terms of the Undirected Research Workplan and any amendments thereto provided that the Institute shall consult with Geron in relation to the proposal submitted to the Project Board pursuant to Clause 4.2.1 and any amendments thereto and shall take reasonable account of any comments received from Geron in relation thereto.

4.3     Conduct of the Undirected Research

        4.3.1 The Institute shall conduct the Undirected Research in accordance with the Undirected Research Workplan. Provided that it complies with the Undirected Research Workplan as the same may be amended from time to time in accordance with the provisions of this Agreement nothing contained in this Agreement shall prevent the Institute carrying out

----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                such research and experimental work as it desires in relation to or as part of the Undirected Research.

        4.3.2 If at any time the Institute wishes to collaborate with any third parties in relation to the Undirected Research, it shall consult with Geron regarding the proposed collaboration and shall take reasonable account of any comments made by Geron in relation thereto.

        4.3.3 The Institute shall use its reasonable endeavours to ensure that at all times during which Geron has rights in relation to the Undirected Research Results under this Agreement all documents, software and other materials (including but not limited to animals and cell lines) embodying the Undirected Research Results are kept in a secure environment and can only be accessed by the persons engaged in performing the Undirected Research on the Institute's behalf and that all laboratory books are locked away when not being used by such persons.

        4.3.4 The Institute shall use its reasonable endeavours to ensure that all persons conducting the Undirected Research shall at all times comply with all necessary procedures as specified by the Project Board from time to time in relation to the evidencing of any inventions and protection of any associated Intellectual Property.


4.4.    Reports

        4.4.1 The Institute shall deliver to the Project Board from time to time as the circumstances and conduct of the Undirected Research require but not less than once every six (6) months during the continuation of the Undirected Research, a written report detailing the progress of the Undirected Research during the period to which the report applies and containing information regarding the Undirected Research Results.

        4.4.2 The Institute will use all reasonable endeavours to identify and shall notify to the Project Board as soon as reasonably practicable full details of any Intellectual Property which arises or which the Institute considers is likely to arise in the course of the Undirected Research . With a view to ensuring that all potential Intellectual Property is properly protected the Project Board may from time to time request sight of any raw data generated as part of the Undirected Research.

        4.4.3 Within three (3) months of completion of each separately identifiable research programme comprised within the Undirected Research, the Institute shall deliver a final report to the Project Board summarising and collating the whole history of that research programme and containing the results thereof (including but not limited to any Intellectual Property which have arisen in the course of that research programme).

        4.4.4 The Institute acknowledges that for so long as Geron has rights in relation to the Undirected Research Results under this Agreement all reports and information relating to the Undirected Research provided pursuant to Clauses 4.4.1, 4.4.2 and 4.4.3 shall at all times be kept confidential in accordance with Clause 14.

        4.4.5 Geron acknowledges that all reports and information relating to the Undirected Research provided to it pursuant to Clauses 4.4.1, 4.4.2 and 4.4.3 shall at all times be kept confidential in accordance with Clause 14.

4.5     Geron's Rights in relation to the Undirected Research Results

        4.5.1 Except as provided in this Clause 4.5 and Clauses 7.6.2 and 9, Geron shall have no rights in the relation to the Undirected Research Results other than as may be set forth in other agreements between the Institute and Geron and (where appropriate) other third parties specifically relating to the Undirected Research Results.

        4.5.2 Subject to its obligations under Clause 4.4.5 Geron may carry out such investigations, developmental and experimental work as it thinks desirable with a view to assessing the commercial possibilities of the Undirected Research Results.


5.      PARTICIPATION BY GERON IN THE RESEARCH

5.1 It is envisaged that Geron shall participate in the conduct of the Directed Research and the Undirected Research and at all times provide leadership for and input into the Research via Project Board. Such participation by Geron may also include:

        (a) the provision to the Institute of background know-how and information in the areas in which Geron is specialised and which are relevant to and useful for the carrying out of the research;

        (b) the licensing to the Institute of Geron's Background Intellectual Property for the purposes of the Research in accordance with Clause 8.2;

        (c) participation of Geron personnel on one or more of the Research Teams to assist with the carrying out of the Research;

        (d) carrying out of discrete parts of any of the research programs which form part of the Directed Research Workplan and the Undirected Research Program by Geron personnel at the premises of Geron;

        (e) arranging for regular visits by Geron and members of the Research Teams to the parties' respective premises so that Geron personnel can advise the Research Teams on any issues or problems which they may have encountered in carrying out the Research.

5.2 In order to facilitate Geron's participation Geron will set up direct methods of electronic and telephonic systems between its personnel and the members of the Research Teams.

5.3 The costs of Geron's participation in the conduct of the Research under clauses 5.1 and 5.2 shall be borne by Geron and shall not be deducted from the Directed Research Funding or Undirected Research Funding.

6.      PAYMENT PROCEDURES

6.1 The Institute shall invoice Geron in advance for each instalment of the Directed Research Funding and the Undirected Research Funding. The first instalment of the Directed Research Funding in the amount of [*] shall be paid by Geron to the Institute on the Commencement Date. The second
* instalment of the Directed Research Funding in the amount of [*]shall be paid by Geron to the Institute on 1 July 1999. Thereafter instalments of Directed Research Funding and Undirected Research Funding shall be paid to the Institute Quarterly in accordance with the budgets set out in the Directed Research Workplan and the Undirected Research Workplan.

6.2 At the end of each Quarter the Project Board shall reconcile the payments made by Geron under Clause 5.1 with the actual sums spent by the Institute in conducting the Directed Research and the Undirected Research during that Quarter. The Institute will provide to the Project Board all information reasonably necessary to enable the Project Board to make such reconciliations, including information relating to the application of the Directed Research Funding and the Undirected Research Funding to meet the costs of carrying out the Directed Research and the Undirected Research Funding respectively. Any sums paid by Geron but not used by the Institute to meet the costs of the Directed Research or the Undirected Research (as the case may be) shall be carried forward and set off against the instalment due by Geron in respect of the following Quarter in respect of the Directed Research and the Undirected Research (as the case may be) provided that the Directed Research Funding shall not be set off against the Undirected Research Funding or vice versa.

6.3     All sums payable to the Institute under this Agreement:

        6.3.1 are stated exclusive of value added tax or any other tax which may at any time during the period of this Agreement replace value added tax, which (if payable) shall be paid in addition by Geron at the appropriate rate subject to receipt of a suitable invoice; and

*       6.3.2   shall be paid in Pounds Sterling by bank transfer to the
                Institute's bank account [No: [*]] at Bank of Scotland, The
                Mound, Edinburgh (Sort Code No [*]) or such other bank account as may be designated in writing by the Institute.

*6.4 Without prejudice to any other rights accruing to the Institute, if any sums payable by Geron to the Institute pursuant to this Agreement remain unpaid on the due date for payment, interest at the rate of [*] above the base rate from time to time of the Bank of Scotland shall be payable on such sums from the due date for payment until the date of actual payment in full, PROVIDED THAT no interest shall be payable by Geron where the failure to make payment by the due date is due to any default or failure on the part of the Institute.


----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

6.5 All sums payable under this Agreement shall be made in full without deduction of taxes, charges and other duties (including any withholding or other income taxes) that may be imposed except where Geron is required by law to make such deduction or withholding, in which event Geron shall:

        6.5.1 ensure that the deduction or withholding does not exceed the minimum amount legally required;

        6.5.2 pay to the applicable taxation or other authorities within the period for payment permitted by law the full amount of the deduction or withholding;

        6.5.3 furnish to the Institute, within the period for payment permitted by law, either (a) an official receipt of the applicable taxation or other authorities for all amounts deducted or withheld as aforesaid or (b) if such receipts are not issued by the taxation or other authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

        6.5.4 co-operate in all respects necessary to permit the Institute to take advantage of such double taxation agreements as may be available.


7.      CLONING OF HUMANS

7.1 Geron and RBM hereby acknowledge that at the Commencement Date the Institute is expressly prohibited from carrying out any experiments or otherwise engaging in any research directed towards or relating to the Cloning of Humans.


8.      INTELLECTUAL PROPERTY RIGHTS

8.1 Subject to Clauses 7.2 and 8.2 it is acknowledged that nothing in this Agreement shall operate to transfer or grant any right in any Background Intellectual Property which may be used by any party in connection with the Directed Research and/or the Undirected Research unless expressly provided in this Agreement.

8.2 Geron hereby grants to the Institute a royalty-free, non-exclusive licence for the duration of the Research Period to use any of its Background Intellectual Property to the extent necessary for carrying out the Directed Research and the Undirected Research.

8.3 Except as provided in Clauses 7.4 and 7.5.2 any and all Intellectual Property arising from the Directed Research shall be and remain the joint property of the Institute and Geron both of whom shall have a one half pro indiviso share.

8.4 Any and all Intellectual Property arising from the Xeno Pigs Project, whether embodied in the Directed Research Results or otherwise, shall be and remain the property of Geron.

8.5 The Institute shall ensure that the terms of any collaboration agreements entered into pursuant to Clause 3.3.2 provide that ownership of all or any Intellectual Property arising from any collaboration relating to:

        8.5.1 the Directed Research (other than the Xeno Pigs Project) are jointly owned by Geron and the Institute each of whom shall have one half pro indiviso share; and

        8.5.2   the Xeno Pig Project, are owned solely by Geron.

8.6 Unless otherwise agreed in writing between the Institute and Geron, any and all Intellectual Property arising from the Undirected Research, whether embodied in the Undirected Research Results or otherwise:

        8.6.1 which is developed solely by the Institute shall be and remain the sole and exclusive property of the Institute; and

        8.6.2 which is jointly developed by Geron and the Institute shall be the joint property of the Institute and Geron both of whom shall have one half pro indiviso share.

8.7 Geron and the Institute hereby agree that any Intellectual Property arising from the Undirected Research shall not be deemed to have been jointly developed for the purposes of Clause 8.6.2 merely because it has been developed by the Institute using the Undirected Research Funding.

8.8 Neither Geron nor the Institute shall assign their share in any Jointly Owned Intellectual Property to any third party save as part of an assignation of their whole rights and obligations under this Agreement in accordance with Clause 20.

8.9 The Institute shall, and shall procure that any person working on behalf of the Institute, employed at the Institute or working in collaboration with the Institute pursuant to Clause 3.3.2 shall, at the expense of Geron (as to out of pocket expenses only) execute such documents and do such acts as may reasonably be required by Geron to confirm Geron's ownership of any Jointly Owned Intellectual Property and/or the Intellectual Property owned solely by Geron under Clause 8.4.

8.10 Geron shall, and shall procure that any of its employees or representatives shall, at the expense of the Institute (as to out of pocket expenses only) execute such documents and do such acts as may reasonably be required by the Institute to confirm the Institute's ownership of any Jointly Owned Intellectual Property.

8.11 Geron and the Institute shall each, and shall procure that any person employed by them or working on their behalf in conducting the Undirected Research shall, at the expense of the other (as to out of pocket expenses only), execute such documents and do such acts as may reasonably be required by the other to confirm the other's ownership of any Intellectual Property pursuant to Clause 8.6.2.


9.      EXPLOITATION RIGHTS

9.1 The Institute hereby grants to Geron an exclusive worldwide licence to use the Institute's share of any Jointly Owned Intellectual Property for the purpose of exploiting the Jointly Owned Intellectual Property in the Fields of Use. The Institute shall not grant or purport to grant any rights to exploit the Jointly Owned Intellectual Property to any third party, or use the Jointly Owned Intellectual Property for any commercial purpose whatsoever.

9.2 If Geron requires any Background Intellectual Property of the Institute (with the express exception of the Intellectual Property which is subject of the Licence Agreement) used by the Institute in conducting the Directed Research for the purpose of exploiting the Jointly Owned Intellectual Property in the Fields of Use, the Institute will:

        9.2.1. if such Background Intellectual Property is owned or freely licensable by the Institute, grant a royalty-free non-exclusive licence to Geron of any such Background Intellectual Property for this specific purpose; and

        9.2.2 if such Background Intellectual Property is owned by a third party and is not freely licensable by the Institute, use its reasonable endeavours to assist Geron to obtain a licence to use such Background Intellectual Property for this specific purpose on reasonable commercial terms.

9.3 Notwithstanding the licence referred to in Clause 8.1, the Institute shall be entitled to use any Jointly Owned Intellectual Property and any Intellectual Property arising from the Xeno Pigs Project for its academic research and teaching purposes only and Geron hereby grants to the Institute a non-exclusive, royalty-free licence (but without any right to sub-licence) to use Geron's share of any Jointly Owned Intellectual Property and to use any Intellectual Property arising from the Xeno Pigs Project for that purpose only.

9.4 Geron shall be entitled to grant sub-licences to third parties of any Jointly Owned Intellectual Property for the purpose of exploiting the Jointly Owned Intellectual Property in the Fields of Use provided that the sub-licence agreement contains undertakings by the sub-licensee to observe and perform provisions substantially the same as those contained in this Agreement with regard to Fields of Use, confidentiality and termination and prohibits any assignation and further sub-licensing.

9.5 Geron hereby represents, warrants and undertakes to the Institute that it will not take any steps or purport to exploit the Institute Intellectual Property unless and until it has entered into a licence agreement with the Institute pursuant to its exercise of the Option.

9.6 Neither the Institute nor Geron shall sub-licence or otherwise commercially exploit the Directed Research Results or the Jointly Owned Intellectual Property for the purposes of the Cloning of Humans.

9.7 Geron shall at all times indemnify the Institute and keep the Institute indemnified against all costs, claims, damages or expenses incurred by the Institute or for which the Institute may become liable with respect to any product liability claim relating to any products or processes (including Products) produced or supplied or put into use by Geron or any of its Associates or sub-licensees, provided that the Institute shall, at Geron's expense (as to out of pocket expenses only), give such assistance as Geron may reasonably require in order to defend any such claim, shall not without the prior written consent of Geron take any steps to defend, settle or compromise any such claim, and shall not without Geron's prior written consent make any admission with respect to such claim. The foregoing indemnity will not apply where the costs, claims, damages or expenses arise as a result of negligence, breach of any term of this Agreement or willful deceit on the part of the Institute, its agents or employees.

9.8 At all times during which any Products are being produced, supplied or put to use by Geron or any of its Associates or any sub-licensee, Geron shall, in order to meet its obligations to the Institute under Clause 8.7, either self insure or obtain and maintain reasonable insurance, in each case commensurate with good industry practice. In the event that Geron obtains insurance it shall on request by the Institute, (subject to Clause 14) supply the Institute with a copy of the insurance policy.

9.9 If any third parties approach the Institute regarding the Directed Research Results and wish to utilise the same, the Institute shall inform Geron as soon as reasonably practicable. The Institute shall not disclose any information in respect of the Directed Research and/or the Directed Research Results to any third party without the prior written consent of Geron which consent Geron may grant or withhold in its absolute discretion.

9.10 Geron undertakes at all times when this Agreement is in force to use its reasonable endeavours to exploit the Jointly Owned Intellectual Property. If at any time Geron decides that it no longer wishes to exploit the Intellectual Property it shall so advise the Institute and thereafter the parties shall enter into discussions in good faith with a view to entering alternative arrangements to maximise the value to both parties of the Jointly Owned Intellectual Property.

10.     OPTION RIGHTS

10.1 The Institute hereby grants to Geron an option to acquire from the Institute an exclusive worldwide licence to use any and all Institute Intellectual Property for the purpose of exploiting the Undirected Research Results in the Fields of Use. If Geron requires to use any Background Intellectual Property of the Institute (with the express exception of the Intellectual Property which is the subject of the Licence Agreement) used by the Institute in conducting the Undirected Research for the purpose of exploiting the Institute Intellectual Property the Institute will:

        10.1.1 if such Background Intellectual Property is owned or freely licensable by the Institute, grant to Geron a non-exclusive right to use such Background Intellectual Property to the extent necessary for such exploitation; and

        10.1.2 if such Background Intellectual Property is owned by a third party and is not freely licensable by the Institute, use its reasonable endeavours to assist Geron to obtain a licence to use such Background Intellectual Property for this specific purpose on reasonable commercial terms.

10.2 Under any licence granted pursuant to Geron exercising the Option Geron shall pay to the Institute royalties in respect of all Sales during each Quarter at the Relevant Royalty Rate of the aggregate Net Sales Price of the Products.

10.3 The Option may be exercised by Geron by serving upon the Institute an appropriate written notice at any time prior to the expiry of three (3) months from the date on which the Institute's final report of each separately identifiable research programme comprised within the Undirected Research being delivered to the Project Board pursuant to Clause 4.4.3 or such other period as Geron and the Institute may mutually agree between them.

10.4 Upon the Institute's receipt of a written notice from Geron pursuant to Clause 9.3, the Institute and Geron shall negotiate in good faith the terms of the exclusive licence to be granted to Geron. Such negotiations will include the amount of any licence fees (which may be paid in one or more instalment) and the proportion of any patent costs which shall be payable by Geron, but shall not include royalty rates or any other form of payment for use of the relevant Institute Intellectual Property which shall by governed by Clause 10.2.

10.5 If the Institute and Geron are unable to agree the terms of an exclusive licence within ninety (90) days of the Institute's receipt of a written notice pursuant to Clause 10.3, Geron shall be entitled within fourteen
        (14) days of the expiry of the ninety (90) day period to elect by giving notice in writing to be granted a non-exclusive licence pursuant to Clause 10.6 and/or to refer any matter in dispute for determination by an independent expert pursuant to Clause 10.7.

10.6 If pursuant to Clause 10.5 Geron elects to be granted a non-exclusive licence, the parties will within forty five (45) days of the date of Geron's election negotiate the terms of the non-exclusive licence and subject to Clause 10.1, any licence to use any Background Intellectual Property, PROVIDED THAT for the purposes of the non-exclusive licence:

        (a) royalties shall be calculated and payable at the Relevant Royalty Rate on the aggregate Net Sales Prices of Products; and

        (b)     there shall be no licence fees or any other form of payment.

        If the other terms of the non-exclusive licence are not agreed within the forty five (45) day period specified in this Clause 10.6, any matter in dispute may be referred by either the Institute or Geron for determination by an independent expert as set forth in Clause 10.7.

10.7 Geron may pursuant to Clauses 10.5 or 10.6 and the Institute may pursuant to Clause 10.6 refer any matters in dispute (which shall in the case of a referral by Geron under Clause 10.5 include the terms upon which a non-exclusive licence should be granted to Geron) for determination by an independent expert ("the Expert") nominated by agreement between the Institute and Geron or, failing agreement within twenty one (21) days of referral by Geron, by the President of the Chartered Institute of Patent Agents from time to time. The Institute and Geron shall each be entitled to submit to the Expert within twenty eight (28) days of the date upon which the Expert is appointed written submissions, documentation and other evidence relating to or supporting its position in relation to the matters in dispute. A copy of all such written submission, documentation and other evidence shall, at the same time as submission to the Expert, be delivered to the other party. The Expert shall, unless the Institute and Geron otherwise agree, convene a meeting to be held within five (5) weeks of the expiry of such twenty eight (28) day period at such time (having due regard to the availability of relevant persons) and at such place as the Expert may decide at which both the Institute and Geron shall (unless either shall otherwise determine in respect of itself only) be heard and cross-examined by the Expert. The Institute and Geron shall use their reasonable endeavours to procure that the Expert makes his determination within ninety (90) days following the date of his appointment. The fees and costs of the Expert shall be borne as the Expert shall determine. The Expert's decision shall be final and binding on all parties to this Agreement.

10.8 Following a referral to an independent expert by Geron pursuant to Clause 9.5, Geron shall be entitled within thirty (30) days of the date of the Expert's decision to elect by giving notice in writing to the Institute to either:

        10.8.1  take an exclusive licence on the terms determined by the Expert;
                or

        10.8.2 take a non exclusive licence on the terms determined by the Expert; or

        10.8.3 forego its rights to be granted any licence of the Institute Intellectual Property.

        In the absence of any election by Geron in accordance with Clauses
        10.8.1 or 10.8.2, Clause 10.8.3 shall be deemed to apply.

10.9    If:

        10.9.1  Geron does not exercise the Option; or

        10.9.2 the Option having been exercised, the Institute and Geron are unable to agree the terms of the licence pursuant to Clauses
                10.4 or 10.6 and the matters in dispute are not referred to an expert for determination within the periods specified in Clauses 10.5 or 10.6; or

        10.9.3 Geron does not make a valid election in accordance with Clause 10.8; or

        10.9.4 this Agreement is lawfully terminated by the Institute pursuant to Clause 18, the Option shall lapse with respect to the particular Institute Intellectual Property and cease to have any further effect and neither Geron nor the Institute shall be under any obligation to the other in relation to those Undirected Research Results and/or that Institute Intellectual Property save as follows:

                (a) Geron shall forthwith return to the Institute all documents relating to the relevant Undirected Research Results and the Institute Intellectual Property and any relevant Background Intellectual Property of the Institute as referred to in Clause 10.1 supplied to Geron by the Institute together with any copies of or extracts from such documents which Geron has made;

                (b) Geron shall not, and shall procure that its officers and employees shall not, at any time thereafter use or disclose to any person, firm or company any information given to it regarding the relevant Undirected Research (including but not limited to the relevant Undirected Research Results) or any use or application of the Institute Intellectual Property and any relevant Background Intellectual Property of the Institute as referred to in Clause 10.1;

                (c) the Institute shall not, and shall procure that its employees shall not, at any time thereafter use or disclose to any person, firm or company any trade or industrial secrets or other confidential information of Geron (including but not limited to any of Geron's Background Intellectual Property) made available to the Institute by Geron for the purposes of or relating to the Undirected Research (including but not limited to the Undirected Research Results) or any use or application of the Institute Intellectual Property; and

                (d) subject to Clause 10.10, the Institute shall be entitled to grant to any third party a licence to use the Institute Intellectual Property for the purpose of exploiting the Undirected Research Results.

*10.10 The Institute hereby represents, warrants and undertakes to Geron that it shall not at any time before the [*] from the date of delivery of its final report for each separately


----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

        identifiable research programme comprised within the Undirected Research being delivered to the Project Board pursuant to Clause 4.4.3 or during any period of negotiation or determination pursuant to Clauses 10.4, 10.5, 10.6 or 10.7 and the period specified in Clause 10.8, grant to any third party an option to acquire a licence or otherwise grant to any third party any right to use the Institute Intellectual Property for the purpose of exploiting the Undirected Research Results developed in the course of such research programme.


11.     ROYALTIES

11.1 In consideration of the licence rights granted to Geron pursuant to Clause 8.1, Geron shall pay to the Institute royalties in respect of all Sales during each Quarter at the Relevant Royalty Rate of the aggregate Net Sales Prices of the Products Sold during that Quarter.

*11.2 If any Product incorporates or bundles core technologies for the purposes of calculating royalties payable under Clause 10.1 the royalty shall be [*] irrespective of the number of technologies.

11.3 If any Product is combined with any other products (a "Combination Product") for the purposes of calculating Royalties the Net Sales Price shall be the greater of:

*       11.3.1 [*]

*       11.3.2 [*]

*11.4 In the event that Geron is required to pay to any third party royalties in respect of licenses which are necessary in order to effect Sales of Products, the royalty payable to the Institute in respect of such Sales shall be reduced by an amount equal to [*] of third party royalties so paid or payable, provided that such reduction shall not cumulatively exceed [*] of royalties payable to the Institute.

11.5 Any royalties payable by Geron in respect of Products Sold during any Quarter shall be paid within sixty (60) days following the end of that Quarter in accordance with the procedures set out in Clause 6 and shall be accompanied by a written statement showing:

        11.5.1 the total number of Products Sold during the relevant Quarter;

        11.5.2 the Net Sales Price in respect of each Product Sold during the relevant Quarter; and


----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

        11.5.3 the total amount of the royalties payable with all necessary particulars of how the royalties have been calculated.

11.6 If any judgment that one or more patent claims which form part of the Jointly Owned Intellectual Property or the Institute Intellectual Property are not Valid Claims is subsequently reversed on appeal then the patent claims in question shall be deemed to have been Valid Claims for the whole of the period ("the relevant period") from the date of first judgment until the date of the Appeal (the "Appeal Judgment"). Within sixty (60) days of the date of the Appeal Judgment Geron shall provide to the Institute a statement containing a recalculation of the Royalties arising during the relevant period taking into account that the aforesaid patent claims were Valid Claims and shall at the same time pay to the Institute any shortfall between the Royalties previously paid in respect of the relevant period and the Royalties which are shown by such recalculation to have been due.


12.     PROPER ACCOUNTS

12.1 Geron shall maintain (and retain for not less than six (6) years) true and accurate accounts and records of all Sales which shall show in sufficient detail all facts necessary for the accurate calculation of the royalty payments payable by Geron pursuant to this Agreement.

12.2 Geron shall permit the Institute and its accountants not more than once in any Year on reasonable prior notice to inspect the accounts and records referred to in Clause 12.1 for the purpose of verifying that all royalties due to the Institute pursuant to this Agreement have been properly calculated. The Institute shall, and shall procure that its accountants shall, treat information arising from such inspection as strictly confidential.

12.3 If it is established that the amount of royalties paid in respect of any Quarter is 5% or more less than the amount of the royalties which were properly payable under Clause 11 in respect of that Quarter Geron, shall, within seven (7) days of the date on which it is so established, pay the shortfall to the Institute together with any interest due thereon and the reasonable costs and expenses incurred by the Institute in making the inspection and audit pursuant to which the underpayment is discovered. Any overpayment of royalties Quarters shall be credited against royalties owed to the Institute for the following Quarter or shall be repaid by the Institute to Geron within fourteen (14) days of the Institute's receipt of a notice from Geron requiring repayment.

12.4 The provisions of this Clause 12 shall remain in full force and effect following the expiry or termination of this Agreement for any reason whatsoever until the settlement of all subsisting claims of the Institute under this Agreement.

13.     PATENT PROTECTION

13.1 Geron shall be responsible for diligently preparing, filing, prosecuting and maintaining all Patent Applications and Patents comprised within the Jointly Owned Intellectual Property. Geron shall have sole discretion in relation to the patenting strategy to be adopted in relation to any patentable inventions, Patent application and/or Patents comprised within the Jointly Owned Intellectual Property provided that Geron shall consult with the Institute in relation to the patenting strategy and shall take reasonable account of any comments received from the Institute in relation to and prior to implementation of such patenting strategy.

13.2 Notwithstanding Clause 12.1 if, at any time, Geron wishes to remove any country or territory from the scope of any Patent rights or to abandon any Patent application in whole or in part which has been filed pursuant to this Clause 12, it shall give not less than twenty eight (28) days notice in writing to the Institute of its proposed intentions. If the Institute elects to file, prosecute and maintain (or to continue to file, prosecute and maintain) those Patents rights within the relevant countries or territories at its sole expense and cost, any Patents granted in the relevant countries or territories shall be owned exclusively by the Institute and shall not thereafter constitute Jointly Owned Intellectual Property. Geron shall at the cost of the Institute (as to out of pocket expenses only) execute such deeds and do such acts as may reasonably be required by the Institute to assign such Patent rights to the Institute.

*13.3 Subject to Clause 13.2, Geron and the Institute shall each be liable [*] of the costs of preparing, filing, prosecuting and maintaining any Patent rights (including reasonable legal and patent agents fees and expenses) comprised within the Jointly Owned Intellectual Property, provided that if either of them withdraws in accordance with Clause 13.2, it shall after the date of withdrawing cease to be liable to bear or reimburse any part of the costs, fees or expenses as aforesaid other than the costs, fees and expenses incurred prior to the date of withdrawing. Costs shall not include any internal costs of the parties and the expense of any management time. Any sums expended by Geron in connection with the preparing, filing, prosecution and maintaining of Patent rights shall be offset against any royalties arising under clause
* 11 of this Agreement provided that the amount of such offset shall not exceed [*] of the royalties due in any Year.

13.4 If at any time any claim is made by a third party that any Patent right comprised within the Jointly Owned Intellectual Property is invalid, each party shall promptly notify the other parties of such claim. Geron shall be entitled to conduct the defence of any such claim and shall at all times keep the Institute informed as to the progress of such defence and take into account the reasonable comments of the Institute and in relation to the conduct of such defence. The costs of any such defence shall be deemed to be part of the costs of maintaining the Patent rights and shall be dealt with in accordance with Clause 13.3.


----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

13.5 The Institute and Geron shall forthwith notify each other of any infringement or suspected infringement by any third party of any Jointly Owned Intellectual Property which may come to their attention. Unless otherwise agreed Geron shall have ninety (90) days within which to commence proceedings for the purposes of protecting the Jointly Owned Intellectual Property. The Institute hereby authorises Geron to institute proceedings in the joint names of Geron and the Institute in respect of any such infringement or suspected infringement of the Jointly Owned Intellectual Property.

13.6 The Institute hereby agrees to execute such deeds or other documents and provide such assistance as Geron may reasonably require for the purposes of any defence under Clause 13.4 and any infringement action under Clause 13.5 (including authorising any attorneys appointed by Geron to conduct the action in the name of the Institute) provided that Geron shall indemnify the Institute against its reasonable costs and expenses in so doing. Geron shall have full conduct of any such proceedings under Clauses 13.4 and 13.5 and the right to give instructions to the appointed attorneys as to how such proceedings are to be conducted but shall at all times keep the Institute informed as to the conduct of the proceedings and shall take account of all reasonable comments of the Institute in relation to the proceedings insofar as reasonably practicable prior to taking any steps in the conduct of the proceedings. Subject thereto the Institute shall not take any part in the proceedings and shall not settle or compromise such proceedings in any way without the prior written consent of Geron. If within the period of ninety (90) days from the date upon which notice of any third party claim is received by Geron under Clause 13.4 or within the period of ninety (90) days specified in Clause 13.5, Geron has not initiated the defence of the claim under Clause 13.4 or any action in respect of the infringement under Clause 13.5 then the Institute shall be entitled to do so in its own name and at its own expense and Geron hereby agrees to execute such deeds or other documents and to provide such assistance as the Institute may reasonably require in so doing provided that the Institute shall indemnify Geron against its reasonable costs and expenses.

13.7 Subject to Geron or the Institute (as the case may be) being fully reimbursed for all its reasonable costs and expenses referred to in Clause 13.6, unless otherwise agreed any damages or costs awarded in the course of any infringement action or any sums which are agreed to be paid in settlement of any infringement action shall belong to the party bringing the action.

13.8 If Geron or the Institute considers that it has grounds for dispute with any person who has entered into an agreement with either of them relating either to the Jointly Owned Intellectual Property or to any Institute Intellectual Property licensed to Geron under Clause 10, such party shall immediately notify the other whereupon Geron and the Institute shall consult with a view to agreement on the appropriate course of action. If Geron and the Institute fail to agree upon an appropriate course of action either party desiring to undertake proceedings against the person concerned shall have the right to do so at its own cost and provided it shall indemnify and keep indemnified the other party against all or any costs and expenses arising in or from such proceedings.

13.9 The Institute shall have sole discretion in relation to the patenting strategy to be adopted in relation to any patentable inventions, patent applications and/or patents comprised within the Institute Intellectual Property which is not licensed to Geron under Clause 10 provided that for so long as Geron has rights under Clause 10 in relation to such Institute Intellectual Property the Institute shall consult with Geron in relation to the patenting strategy and shall take reasonable account of any comments received from Geron in relation and prior to implementation of such patenting strategy.


14.     WARRANTIES AND INDEMNITIES

14.1    The Institute represents, warrants and undertakes to Geron that:

        14.1.1 it has full power and authority to enter into this Agreement and does not require the consent or approval of any third party;

        14.1.2 in performing the Directed Research and the Undirected Research it will not knowingly use, without all necessary consents, any Intellectual Property belonging to a third party;

        14.1.3 it shall carry out all of its obligations under this Agreement in a timely, competent and professional manner and with all reasonable skill and care; and

        14.1.4 the persons executing this Agreement on behalf of the Institute are authorised to do so.

14.2    Geron represents, warrants and undertakes to the Institute that:

        14.2.1 it has full power and authority to enter into and execute this Agreement;

        14.2.2 it is not in any way restricted, prevented or prohibited from entering into or performing its obligations under this Agreement;

        14.2.3 by entering into this Agreement, it will not be in breach of any other agreement or arrangement; and

        14.2.4 the persons executing this Agreement on behalf of Geron are authorised to do so.

14.3 The Institute hereby agrees to indemnify Geron in respect of any claims imposed upon and reasonable costs, expenses and losses incurred by Geron as a result of the infringement or alleged infringement of any third party Intellectual Property by the Institute in conducting the Directed Research and/or Undirected Research.


15.     CONFIDENTIALITY

15.1 The Institute agrees that it shall, at all times, both during and after the term of this Agreement, maintain confidentiality in relation to the Directed Research and the Undirected Research including the Directed Research Results and the Undirected Research Results except to the extent that the Institute shall be entitled to enter into any licence or sub-licence pursuant to Clause 10.9.

15.2 All of the parties agree that they shall (and they shall procure that all of their repective employees, consultants, representatives sub-contractors and agents) at all times during the period of this Agreement and thereafter maintain confidentiality in relation to any proprietary information or business secrets of the other parties which is disclosed to them in the course of the Directed Research and/or the Undirected Research.

15.3 The obligations contained in Clauses 15.1 and 15.2 shall not extend to any information which:

        15.3.1 is generally available to the public otherwise than by reason of breach by the recipient of the provisions of this Clause; or

        15.3.2 is known to the recipient and is at its free disposal prior to its receipt under this Agreement provided that such prior knowledge can be demonstrated by written evidence; or

        15.3.3 is subsequently disclosed to the recipient party without obligations of confidence by a third party owing no such obligations in respect of the information; or

        15.3.4 is required to be disclosed to any governmental agency or regulatory body including, without limitation, the Ministry of Agriculture, Fisheries and Food, the Biotechnology and Biological Sciences Research Council or as may be required under the National Audit Act 1983, or is otherwise legally required to be disclosed, PROVIDED THAT in all cases the party required to make the disclosure shall take all reasonable steps to ensure that the disclosure is the minimum necessary to comply with its legal requirements and in the case of any disclosure pursuant to any Court order will seek from the Court an appropriate order safeguarding the confidentiality of the material disclosed; or

        15.3.5 is independently developed by the recipient party without reference to any information disclosed to it under this Agreement,

        PROVIDED THAT in using such information the recipient shall not take any action which would prejudice the protection of any Intellectual Property contained in such information.

16.     PUBLICATION OF RESULTS

16.1 Geron recognises that it is the Institute's policy to publish the Directed Research Results and the Undirected Research Results and Geron agrees subject to Clause 16.2 that the Supervisors, any other member of the Research Team or any person engaged in the Undirected Research on the Institute's behalf may present at seminars, symposia, national, or regional professional meetings, and publish in journals, theses or dissertations, or otherwise of their own choosing, the Directed Research Results and the Undirected Research Results.

16.2 Notwithstanding Clause 16.1 Geron shall in all cases be provided with copies of any proposed publication or presentation at least 42 days in advance of the submission of the proposed publication or presentation. Geron shall have 30 days after receipt of such copies to reject the proposed presentation or proposed publication if, in its reasonable opinion, a delay in publication or presentation is commercially desirable or necessary to ensure that any Jointly Owned Intellectual Property or Institute Intellectual Property is adequately protected. In such event, Geron may require that the Supervisor or members of the Research Team shall refrain from making such publication or presentation for a maximum further period of three (3) months in order for patent applications to be filed directed to the patentable subject matter contained in the proposed publication or presentation or that other steps be taken in order to protect any commercially sensitive subject matter including if Geron considers it appropriate the deletion of such subject matter from the proposed publication or presentation. A delay or deletion imposed on submission for publication as a result of a requirement made by Geron shall not exceed 6 months from the date of receipt of the original publication or presentation by Geron although the Institute will not unreasonably refuse a request from Geron for additional delay in the event that Jointly Owned Intellectual Property might otherwise be lost or compromised.


17.     LIMITATION OF LIABILITY

17.1 Each party shall indemnify and hold the other party harmless from and against any and all claims, actions, damages, losses and expenses resulting from personal injury to or death of any employee, agent or representative of the other party engaged in the performance of the Directed Research and Undirected Research except where such injury or death is due to the negligent act or omission of the other party, its employees, agents or representatives.

17.2 Whilst the Institute will use all reasonable endeavours to ensure the accuracy of the Directed Research Results and the Undirected Research Results, the Institute makes no warranty, express or implied, as to accuracy and will not be held responsible for any consequence arising out of any inaccuracies or omissions (unless such inaccuracies or omissions are the result of wilful default on the part of the Institute) and nothing contained in this Agreement shall constitute a condition, warranty or representation that exploitation of the Directed Research Results or the Undirected Research Results will not infringe the Intellectual Property of any third party.

17.3 The Institute and Geron each agree that, if they are notified by any third party of any claim or potential claim arising from or in connection with the Directed Research or the use of the Directed Research Results, they shall:

        17.3.1 forthwith inform the other party of such claim or potential claim;

        17.3.2 make no admission of any kind and take all reasonable steps to prevent judgement by default being granted in favour of any such third party; and

        17.3.3 ensure that the other is given the right to conduct proper consultations with the party concerned and the defence (including, without limitation, settlement, litigation or appeal) of any such claim.

        If requested by either of the parties, such defence shall be jointly conducted by Geron and the Institute. Unless the provisions of Clauses
        13.4 or 13.5 apply, such jointly conducted defence will be at the joint expense of the parties.

17.4 The parties agree that no liability whatsoever either direct or indirect shall rest upon the Institute for the effects of any Product that may be produced or adopted by Geron or any other party, notwithstanding that the formulation of such Product may be based upon the Jointly Owned Intellectual Property.


18.     FORCE MAJEURE

18.1 If any party is prevented from the performance of its obligations under this Agreement by any cause beyond its reasonable control it shall immediately inform the other parties and shall be released from its obligations under this Agreement for so long as such circumstances prevail PROVIDED THAT it shall use its reasonable endeavours to avoid or remove such causes of non-performance. If such circumstances endure for a period of six (6) months either of the parties not in default may terminate this Agreement upon giving to the other party not less than twenty eight (28) days' written notice.


19.     TERMINATION

19.1 Subject to Clause 19.5, this Agreement may be terminated immediately by the Institute by service of a written notice upon the other in the event of:

        19.1.1 a failure by Geron to meet its payment obligations in respect of the Directed Research Funding and/or the Undirected Research Funding and/or any royalties arising under clause 10 which are not in dispute which failure is not remedied forty eight (48) days after receipt of written notification specifying the alleged failure and the action required to remedy it; or

        19.1.2 the liquidation or bankruptcy of Geron, a receiver or similar officer being appointed over Geron's assets or Geron ceasing to carry on business or the equivalent of any of the foregoing occurring in the United States of America or the jurisdiction under the laws of which any permitted assignee of Geron is incorporated;

        19.1.3 Geron challenging the validity or contesting the ownership of the Jointly Owned Intellectual Property, the Institute Intellectual Property or the Institute's Background Intellectual Property or claiming that any patent rights comprised in any of the foregoing are not "necessary patents" within the meaning of Commission Regulation EEC No. 240/96 or contesting the secrecy or substantial nature of any know how.

19.2 Geron may terminate this Agreement (in relation to [*] only) if the Institute does not find a suitable replacement or replacements for the Supervisor or Supervisors pursuant to Clause 3.6.2. Geron's rights and
*       obligations in relation to [*].

19.3 Upon termination of this Agreement howsoever arising the Institute shall deliver up all information, materials and property supplied by Geron to the Institute and shall not retain any copies in whatever form. The Institute shall cease to conduct the Directed Research and shall deliver up to Geron written details of all Directed Research Results together with all reports in respect thereof prepared up to the date of termination.

19.4    Lawful termination of this Agreement by Geron will not terminate:

        19.4.1 any licences or exploitation rights arising prior to the date of termination and granted to Geron in respect of any Jointly Owned Intellectual Property pursuant to Clauses 9.1 and/or of any Background Intellectual Property pursuant to Clause 9.2 or 9; or

        19.4.2 Geron rights in relation to any Institute Intellectual Property in respect of which it has exercised the Option in accordance with Clause 10 prior to the date of termination; or

        19.4.3 the licence granted to the Institute under Clause 9.3; or

        19.4.4 any terms in this Agreement relating to any of the foregoing licences or exploitation rights.

19.5 If this Agreement is lawfully terminated by the Institute, Geron shall indemnify the Institute in respect of the balance of any sums which the Institute would have received as the Directed Research Funding and the Undirected Research Funding pursuant to this Agreement but for the Institute's termination of this Agreement.


----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

19.6 The provisions of Clauses 1, 6, 14 , 18, 19, and 28 shall not be affected by the termination of this Agreement and the obligations contained in such clauses shall, except as otherwise stated, survive such termination and remain in full force and effect notwithstanding such termination.

19.7 Any termination of this Agreement shall not prejudice or affect any accrued rights or liabilities of the parties and the exercise by the parties of any rights or remedies under the terms of this Agreement shall be without prejudice to any other rights or remedies to which such party may be entitled.

19.8 The Institute and RBM hereby agree that the Existing Research Agreement will terminate with effect from the Commencement Date. The termination of the Existing Research Agreement is without prejudice to any accrued rights and obligations of the Institute and RBM as at the date of termination thereof.


20.     NOTICES

20.1 Notices under this Agreement shall be served by hand or by recorded delivery mail, postage pre-paid and addressed as follows:

        20.1.1  In the case of the Institute to:

                Roslin Institute (Edinburgh)
                Roslin Biotechnology Centre
                Roslin
                Midlothian
                EH25 9PS
                For the attention of: the Company Secretary

        20.1.2  In the case of Geron to:

                Geron Corporation
                230 Constitution Drive
                Menlo Park
                California 94025
                United States of America
                For the attention of: VP Corporate Development

        20.1.3  In the case of RBM to:

                ROSLIN BIO-MED LIMITED
                Roslin Biotechnology Centre
                Roslin
                Midlothian
                EH25 9PS

               For the attention of: the Managing Director

20.2 If a party changes its address for notification purposes, it shall give the other parties prior written notice of the new address and the date on which it shall become effective.

20.3 Notices served by mail shall be deemed to be delivered seventy two (72) hours after the date of posting.


21.     NON-ASSIGNATION

21.1 None of the parties may assign, transfer, sub-contract or otherwise dispose of the benefit or burden of this Agreement to a third party without the prior written consent of the other parties, such consent not to be unreasonably withheld or delayed save that:

        21.1.1 the Institute may assign the benefit or burden to a publicly funded research body (including a trust, foundation or similar body) which assumes all rights and obligations of the Institute under this Agreement; and

        21.1.2 Geron may assign the benefit and burdens of this Agreement in connection with the sale of all or substantially all of the assets of Geron whether by way of sale, merger or other corporate reorganisation; and

        21.1.3 Geron may assign the benefit and burden of this Agreement to its Associate,

        PROVIDED THAT in the case of an assignation pursuant to Sub-Clauses
        21.1.2 or 21.1.3 if the Institute is able to reasonably demonstrate that the proposed assignee is incapable of fulfilling Geron's obligations under this Agreement then Geron will remain liable to the Institute to procure the performance of such obligations notwithstanding that it may have assigned this Agreement.


22.     WAIVER

22.1 The failure of a party to exercise or enforce any right conferred upon it by this Agreement shall not be deemed to be a waiver of any such right or operate so as to bar the exercise or enforcement of such right at any time or times thereafter.

22.2 No waiver or discharge shall be valid unless in writing and signed by the relevant party against whom such waiver or discharge is sought to be enforced.


23.     ENTIRE AGREEMENT

23.1 This Agreement together with the Licence Agreement constitutes the entire agreement between the parties in relation to the subject matter hereof and applies to the exclusion of all other terms and conditions of business including those of the Institute.

23.2 No amendment, alteration or addition to the terms of this Agreement shall be valid unless signed by or on behalf of the parties by an authorised signatory of the parties.


24.     PUBLICITY

24.1 None of the parties shall use the names of the other parties (and Geron and RBM shall not use the name "Dolly" or the name of the Supervisors or any member of the Research Team or other member of staff employed at the Institute) in any publicity, advertising or news release without the prior written consent of the other parties, such consent not to be unreasonably withheld.

24.2 None of the parties may issue a press release in relation to this Agreement without the consent of the other parties to the wording of the press release, save where such release is required in order to comply with any regulatory requirements.


25.     NO PARTNERSHIP OR AGENCY

25.1 Nothing in this Agreement shall be deemed to constitute a partnership between the parties nor shall any party have any authority to bind or commit the other parties or have authority to act as the agent to the other parties or in any other capacity other than as expressly authorised in this Agreement.


26.     ENTICEMENT

26.1 Geron undertakes that it shall not without the Institute's prior written consent either during or within [*] after expiry or termination of this Agreement for any reason engage, employ of or otherwise solicit for
* employment any person who, during the Research Periods was an employee or engaged by or on behalf of the Institute in carrying out the Directed Research or the Undirected Research. PROVIDED THAT the foregoing shall not apply to [*].


27.     STAMP DUTY ETC

27.1 If any stamp taxes or other similar taxes are levied on this Agreement by reason of its execution or performance, it shall be the responsibility of Geron to pay all such taxes when due. Such taxes shall be in addition to other amounts payable by Geron under this Agreement and shall not be set off against any of the amounts due to the Institute under this Agreement.

27.2 Geron agrees to release and indemnify the Institute and keep it indemnified from and against all liability of whatever nature arising out of Geron's failure duly and timely to pay and discharge any of the above mentioned taxes.

----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

28.     GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the Law of Scotland the and the parties hereby submit to the non-exclusive jurisdiction of the

        Scottish courts.

IN WITNESS WHEREOF these presents consisting of this and the preceding 34 pages are executed as follows:

Subscribed for and on behalf of             )
GERON CORPORATION                           )
at                                          )
on the       day of       1999              )
by                  its Vice President      )
                                                   -----------------------------
                                                   Vice President

Before the following witness:
Name
     --------------------------------------
Address
        -----------------------------------       ------------------------------
                                                  Witness
        -----------------------------------
Occupation
           --------------------------------


Subscribed for and on behalf of             )
ROSLIN BIO-MED LIMITED (EDINBURGH)          )
at                                          )
on the       day of       1999              )
by one of its Directors                     )
                                                   -----------------------------
                                                   Director

Before the following witness:
Name
     --------------------------------------
Address
        -----------------------------------       ------------------------------
                                                  Witness
        -----------------------------------
Occupation
           --------------------------------


Subscribed for and on behalf of             )
ROSLIN BIO-MED LIMITED                      )
at                                          )
on the       day of       1999              )
by one of its Directors                     )
                                                   -----------------------------
                                                   Director

Before the following witness:
Name
     --------------------------------------
Address
        -----------------------------------       ------------------------------
                                                  Witness
        -----------------------------------
Occupation
           --------------------------------


                                    SCHEDULE

                                    PART 1(a)

                       PRINCIPLES FOR RECHARGING OF COSTS


(a)     DIRECT LABORATORY COSTS

        The actual costs incurred by the Institute in conducting the Directed Research and Undirected Research in respect of:

        (i) Salary, national insurance and pension contributions for research scientists and technical support scientists who are members of the Research Teams; plus

        (ii) Laboratory consumables and equipment costs used in the Directed Research and Undirected Research as authorised by the written authorisation of the Institute's project manager in each case; plus

        (iii) Other costs incurred directly as a result of the Directed Research and the Undirected Research as authorised by the Institute's project manager and approved by the Project Board

(b)     FARM

        A reasonable market rate for animal process through the Institute's farm together with any reasonable additional costs (including labour, feed, veterinary costs and other such costs actually incurred by the Institute as a result of implementing such procedures as may be agreed by the Institute and Project Board as reasonably necessary to properly conduct the Directed Research and Undirected Research. The reasonable market rate per animal and the additional costs shall be no more than the ratio Project Board can show by written evidence may be obtained from at least two similar facilities and staff with commensurate skills. The reasonable market rate is calculated by taking the average market price of a similar animal over the previous twelve (12) months.

(c)     LARGE ANIMAL UNIT ("LAU")

        A per animal charge used in the Directed Research and Undirected Research, such charge based upon the Institute's total direct cost (including but not limited to labour, equipment, veterinary costs and other such costs required to maintain the facilities as agreed between the parties), multiplied by the total number of animals to be processed through the LAU in the relevant year.

(d)     OVERHEADS

* To be allocated as a percentage of Direct Research costs. The percentage to be charged is [*] and will be subject to annual review and agreement between the Institute and Project Board. In the event of agreement not being reached the agreed percentage for the preceding year will be retained.



                                    PART 1(b)

                        ADMINISTRATIVE SERVICE AGREEMENT

        The parties will enter into negotiations in good faith and shall within 45 days enter into a detailed Administrative Services Agreement providing inter alia for office accommodation, use of equipment and computers and other services to be provided by the Institute to RBM in addition to the cost set out in Schedule Part 1(a) above.


----------
* Material has been omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.

                                  THE SCHEDULE
                                     PART 2

                               FORM OF UNDERTAKING


In consideration of my being engaged to carry out for Geron Corporation ("the Company") the Research as defined in the agreement between Geron Corporation, Geron Bio-Med Limited and Roslin Institute (the Institute) dated May 3 1999, I hereby represent and agree as follows:

        1. I understand that the Company in engaged in a continuous programme of research, development, production and marketing in connection with its business and that I am expected to make new contributions to and create inventions of value for the Company.

        2. I confirm that I will promptly disclose in confidence to the Company all inventions, improvements, original works of authorship, formulas, processes, computer programs, databases and trade secrets ("Inventions"), whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of the Research, whether or not in the course of any employment, which were or are related in any way to the business of the Company, similar to or competitive with the products or Research and development activities of the Company, or sold to the Company's customers or potential customers.

        3. I agree that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company or (c) relate to the Research, the business or the actual research or development of the Company, will be the sole and exclusive property of and are (to the extent not already assigned) hereby assigned to the Company and I hereby irrevocably and unconditionally waive in favour of the Company the moral rights (if any) conferred to me by Part 1, Chapter IV, of the Copyright, Design and Patents Act 1988 in respect of such Inventions in which the copyright is vested in the Company. I understand that the provisions of this paragraph shall be without prejudice to the provisions of the Patents Act 1977.

        4. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights and other legal protections for the Company's Inventions in any and all countries, subject to the company meeting any out of pocket costs and expenses. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights and other legal protections. My obligations under this paragraph will continue beyond the period of the Research. In the event the Company is unable for any reason, after reasonable effort, to secure any signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably appoint the Company and its duly authorised officers and agents as my agent and attorney to act for and in my behalf to execute, verify the file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive in favour of the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any rights assigned hereunder to the Company.

        5. I understand that this Agreement has created and creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may have been or may be disclosed to me by the Institute or the Company that relates to the Research, the business of the Company or to the business of any patent, subsidiary, affiliate, customer or supplier of the Company or other third party ("Proprietary Information"). Such Proprietary Information includes but is not limited to Inventions, ideas, data, know-how, developments, designs, techniques, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer lists.

        6. At all times and in perpetuity I will keep all such Proprietary Information in confidence and trust, and I will not use or disclose any of such Proprietary Information without the written consent of the Company, except to the extent that such Proprietary Information:

                (a) is generally available to the public otherwise than by breach by me or a third party of a duty of confidentiality to the Company;

                (b) is subsequently disclosed to me without obligation of confidentiality by a third party owing no such obligation thereof;

                (c) is required to be disclosed by any governmental or other authority or otherwise legally required to be disclosed.

        Upon termination of my engagement at the Institute to carry out the Research, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work and I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

        7. I confirm, and agree that during the period of the Research I will not engage, without the Company's express written consent, in any other employment or business activity; and that for a period of six months thereafter, I will not be interested in or provide any services to another undertaking in the field of the Research. I confirm and agree further that for a period of the Research and six months thereafter I will not (i) induce any employee of the Institute to leave the employ of the Institute and (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company).

        8. I represent that my performance of all terms of this Agreement and the Research will not breach any terms of any contract of employment or any invention, assignment or proprietary information agreement with any employer or other party. I represent that I will not bring with me to the Institute or use in the performance of the Research any documents or materials of a former or present employer that are not generally available to the public.

        9. This Agreement will be governed by and construed according to Scottish law and the parties submit to the non-exclusive jurisdiction of the Scottish courts. If any provision of this Agreement is deemed unenforceable by law, then such provision will be deemed severed from this Agreement, unless it can be modified by a court so as to render it enforceable with the intent of the Agreement, and the remaining provisions will continue in full force and effect. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to interim or injunctive relief to enforce this Agreement.

        10. This Agreement together with the terms and conditions of my employment with Biotechnology and Biological Sciences Research Council ("BBSRC") at the Institute is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior representations. In the event of any conflict between this Agreement and the terms and conditions of my employment with BBSRC the terms of this Agreement will prevail. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties.

        11. I understand that this Agreement does not constitute a contract of employment or obligate the Company, BBSRC and the Institute to employ me for any stated period of time. This Agreement shall be effected as of the first day of my employment.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS



RESEARCHER


               COMPANY



By:
    -------------------------------

    By:
        -------------------------------

Title:
       ----------------------------

       Title:
              -------------------------

Date:
      -----------------------------

      Date:
            ---------------------------